Exhibit 23.2



                          Independent Auditors' Consent

The Board of Directors and Shareholders
WorldCom, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of WorldCom, Inc. of our report dated February 18, 1998, with respect to the consolidated statements of operations, shareholders' equity, and cash flows of Brooks Fiber Properties, Inc. and subsidiaries for the year ended December 31, 1997 and the related schedule, which report appears in the 1999 annual report on Form 10-K of WorldCom, Inc.

/s/ KPMG LLP
------------

St. Louis, Missouri
August 23, 2000